Exhibit 99.1

Robert R. Lane Named Director of First Security Group and FSGBank
New Director Brings Strong Leadership and Banking Experience

CHATTANOOGA, Tenn., February 9, 2012 – Mr. Robert R. “Bob” Lane was elected to the Board of Directors of First Security Group, Inc. (NASDAQ: FSGI) effective February 7, 2012.  Mr. Lane was elected to the First Security Board pursuant to the terms of First Security’s outstanding Series A Fixed Rate Perpetual Preferred Stock issued to the U.S. Treasury in connection with First Security’s participation in the TARP Capital Purchase Program.  Based on Mr. Lane’s qualifications and expertise, First Security also asked Mr. Lane to join the Board of First Security’s wholly-owned subsidiary, FSGBank, N.A., and Mr. Lane has accepted.

“Bob has over 40 years of banking and financial service consulting experience.  His election provides additional strength and depth to our Board,” said First Security CEO and President Michael Kramer.  “We appreciate the process undertaken by the U.S. Treasury to provide both the potential director and bank the chance to interact prior to the appointment.  From our first interactions with Bob, we were confident that he could contribute to our Company.  Mr. Lane brings exceptional qualifications and we welcome him to the FSG team.”

Mr. Lane currently serves as a Faculty Advisor for the Fisher College of Business at the Ohio State University as well as serving as Chief Executive Officer of Lane Leadership Group, LLC., a consulting company specializing in executive coaching and professional development.  From 2006 to 2010, he served as President of the Central Ohio District of KeyBank N.A. in Columbus, OH.  Prior to KeyBank, Mr. Lane served as a Director for Crowe Horwath and Company, LLP, where he was responsible for the East Coast business development and also provided strategic planning services for banking clients.  Mr. Lane also served as Chairman and Chief Executive Officer of First Union National Bank of Tennessee, a subsidiary of First Union Corporation, from 1988 to 1993.

“After completing my initial due diligence, First Security appeared to potentially be a very unique situation.  The next step was meeting with members of the Board and the executive management team, during which I gained a full understanding of the distinct opportunities that exist for First Security,” Mr. Lane said.  “I consider it a privilege to join the First Security team and look forward to assisting in the execution of a well-defined strategic plan to make FSGBank the bank of choice in east and middle Tennessee as well as north Georgia.”

Mr. Lane will have the same fiduciary duties and obligations to the shareholders of First Security as any other member of the Board.  The appointment to the Board of FSGBank is subject to the completion of the regulatory application process.

Founded in 1999, First Security's community bank subsidiary, FSGBank, has 30 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning and Internet banking services (www.FSGBank.com).

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Contact:	John R. Haddock, CFO
(423) 308-2075